Exhibit 10.4

STERIS CORPORATION

NONQUALIFIED STOCK OPTION AGREEMENT

This Agreement is made as of [Date of Grant], between STERIS Corporation (“STERIS”) and [Director’s Name], a Director of STERIS (“Optionee”), to memorialize the grant of a Nonqualified Stock Option by STERIS to Optionee pursuant to the STERIS Corporation 1997 Stock Option Plan (the “Plan”). (Capitalized terms used in this Agreement and not otherwise defined have the same meanings assigned to them in the Plan.)

1. Grant of Option. STERIS hereby grants to Optionee, as of [Date of Grant], an option (the “Option”) to purchase [Number of Shares Granted] STERIS Common Shares, at an exercise price of [Grant Price] per share. The Option is granted as additional consideration for services to be rendered by Optionee during the Annual Term commencing on the date of the [Current Year] Annual Meeting and continuing through the date of the Annual Meeting of the shareholders of STERIS to be held in [Following Year]. The Option is subject to all of the terms and conditions of the Plan.

2. Documents Delivered with Agreement. STERIS has delivered to Optionee, along with two copies of this Agreement, the following documents: (a) a copy of the Plan, (b) a copy of STERIS’s Policy Prohibiting the Improper Use of Material Non-Public Information (the “Non-Public Information Policy”), and (c) two copies of an acknowledgment form (the “Acknowledgment Form”). By executing this Agreement, Optionee acknowledges receipt of these documents.

3. Terms and Conditions of Option. The Option is a Nonqualified Option and shall not be treated as an Incentive Stock Option. Except as otherwise provided in this Agreement, the Option shall be subject to all of the terms and conditions of the Plan. As a condition to the effectiveness of the Option, Optionee must return to STERIS signed copies of (a) this Agreement and (b) the Acknowledgment Form. If Optionee violates the terms of this Agreement, the Non-Public Information Policy, or any similar agreement previously entered into (collectively “Prior Agreements”) any and all options to purchase Common Shares that were granted by STERIS to Optionee (including the Option granted by this Agreement or any Prior Agreements) shall be forfeited, void, and of no further force and effect.

4. Term of Option. The Option shall be exercisable not earlier than [Six Months after Date of Grant] and shall terminate at the close of business on and shall not be exercisable at any time after [Ten Years and One Month from Date of Grant], except as provided in Section 7.3 of the Plan.

5. Exercise of Option. Except as provided in the last sentence of this Section 5 or in Section 6 below, the option shall be exercisable only by Optionee and only during the continuance of Optionee’s service as a Director or within three months after termination of such service. If Optionee dies while serving as a Director of STERIS, the Option shall be exercisable for a period of one year after the date of Optionee’s death by Optionee’s executor or administrator or the person or persons to whom Optionee’s rights under the Option are transferred by will or the laws of descent and distribution.

6. Continued Exercise after Qualifying Retirement. If Optionee retires from service as a director of STERIS (I) with the consent of or under guidelines approved by the Committee, (II) before [Ten Years and One Month from Date of Grant], (III) after having attained age 55, and (IV) after having served as a director of STERIS for at least five consecutive years, as defined below (a retirement in such circumstances being a “Qualifying Retirement”), then, so long as Optionee remains in “Good Standing,” as defined below Optionee will be entitled to exercise vested Options from time to time on any date during the period (the “Extended Exercise Period”) that begins on the date of retirement and ends on the first to occur of (i) [Ten Years and One Month from Date of Grant] (which, as set forth in Section 6 above, is the scheduled termination date of the Option), and (ii) the fifth anniversary of the date of retirement.

If, at any time during the Extended Exercise Period, Optionee fails to remain in Good Standing, any and all options then outstanding and held by Optionee (whether granted under this or any other agreement) shall be forfeited and of no force or effect. For these purposes, in order for Optionee to remain in Good Standing during the Extended Exercise Period, Optionee must not violate either the Policy or any other STERIS policy and must refrain from acting in a manner detrimental to the interests of STERIS. If, at any time during the Extended Exercise Period, Optionee directly or indirectly materially competes with STERIS, Optionee will be deemed to have acted in a manner detrimental to the interests of STERIS and will, therefore, be deemed not to be in Good Standing for purposes of this Section 6.

If Optionee dies during the Extended Exercise Period and while in Good Standing, the Option will thereafter be exercisable to the same extent and at the same times (for so long and only so long after Optionee’s death) as if Optionee had continued in service as a director of STERIS through the date of Optionee’s death. Unless otherwise determined by the Committee, Optionee will be deemed to have “served as a director of STERIS for at least five consecutive years” only if Optionee served continuously as a director of STERIS throughout the five year period ending on the Service Termination Date.

7. Method of Exercise. The Option shall be exercised by delivery of (a) the Exercise Price payable in accordance with Section 6.4 of the Plan and (b) a written notice to STERIS identifying this Agreement and specifying the number of Common Shares as to which the Option is being exercised. STERIS shall deliver to Optionee certificates representing the Option shares as soon as administratively feasible following such exercise.

8. Miscellaneous. Nothing contained in this Agreement shall be understood as conferring on Optionee any right to continue as a Director of STERIS. This Agreement shall inure to the benefit of and be binding upon its parties and their respective heirs, executors, administrators, successors, and assigns, but the Option shall not be transferable by Optionee otherwise than by will or the laws of descent and distribution.

IN WITNESS WHEREOF, STERIS has caused this Agreement to be executed on its behalf by its duly authorized officer, and Optionee has hereunto set his hand, all as of the day and year first written above.

STERIS Corporation	Optionee

By: /s/ Mark D. McGinley
Mark D. McGinley Vice President, General Counsel, and Secretary	[Director’s Name]

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